Exhibit 23(a)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Vulcan Materials Company on Form S-8 of our reports dated February 1, 2002, appearing in and incorporated by reference in the Annual Report on Form 10-K of Vulcan Materials Company for the year ended December 31, 2001 and our report dated June 27, 2002 appearing in the Annual Report on Form 10-K/A of Vulcan Materials Company Chemicals Division Hourly Employee Savings Plan for the year ended December 31, 2001.

/s/Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

Birmingham, Alabama
September 16, 2002